Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement of Schroder Series Trust (Form N-1A) (Post-Effective Amendment No. 67 to File No. 033-65632; Amendment No. 70 to File No. 811-7840) of our report dated September 28, 2012, on the financial statements and financial highlights of STW Long Duration Investment-Grade Bond Fund and STW Broad Tax-Aware Value Bond Fund (two of the series of The Advisors’ Inner Circle Fund II), included in the July 31, 2012 Annual Report to shareholders.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania

June 19, 2013